EXHIBIT (H)(12)

December 12, 2008

North Track Funds, Inc.

200 S. Wacker Drive, Suite 2000

Chicago, Illinois 60606

Attn: Board of Directors

Re:

Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Ziegler Capital Management, LLC, as investment advisor to the various mutual fund series of North Track Funds, Inc., to waive fees and/or reimburse expenses of the following funds so as to cap their annual operating expense ratios from March 1, 2009 through February 28, 2010 at the following levels:

Fund

Expense Cap

Dow Jones Equity Income 100 Plus Fund

1.15% (Class A)

1.90% (Class B and C)

1.65% (Class R)

0.90% (Class I)

Dow Jones U.S. Health Care 100 Plus Fund

1.35% (Class A)

2.10% (Class B and C)

1.10% (Class F)

1.85% (Class R)

Dow Jones U.S. Financial 100 Plus Fund

1.35% (Class A)

2.10% (Class B and C)

1.10% (Class F)

1.85% (Class R)

Strategic Allocation Fund (prior to the addition

0.80% (Class A)

of Indirect Expenses of Underlying Funds)

1.55% (Class B and C)

1.30% (Class R)

Large Cap Equity Fund

1.40% (Class A)

2.15% (Class C)

1.90% (Class R)

1.15% (Class I)

In addition, Ziegler Capital Management, LLC, as investment adviser to the Wisconsin Tax-Exempt series of North Track Funds, Inc., has agreed, from March 1, 2009 to February 28, 2010, to reimburse certain expenses associated with operating the Wisconsin Tax-Exempt Fund equal in the aggregate to 0.15% of the average daily net assets of the Fund.

Very truly yours,

/s/ Elizabeth A. Watkins
President